Exhibit 99.1

July 22, 2004

Cass Information Systems, Inc.
Reports 2nd Quarter 2004 Earnings

      ST. LOUIS - Cass Information Systems, Inc. (NASDAQ: CASS), the nation's leading provider of freight and utility invoice payment, rating, auditing and information services, reported second quarter earnings of 45 cents per fully diluted share, a 25% decrease from the 60 cents reported for the second quarter of 2003. Total net income for the quarter was down 24% to $1,700,000, compared to the $2,239,000 reported for the same period in 2003 when Cass realized a gain of $1,362,000 from the sale of securities. No such gain was realized in the current quarter.

Positive Operating Results Continue

      Profits for the quarter from Cass' core businesses of information processing and banking increased $106,000 (5%), fueled by a 15% increase in utility invoice processing volume and a 2% increase in freight volume that led to a $751,000 (11%) rise in information processing fees. A growing customer base and increased freight activity among existing clients led to the positive result. Total freight dollars processed increased 12% and utility dollars increased 14% over the second quarter of 2003. Those increases, combined with growth in deposits at Cass Bank, drove a 17% expansion in average earning assets.

      Growth in earning assets largely offset a decline in the net interest margin from 5.02% to 4.33%, stemming from the general level of interest rates. The result was a $161,000 (2%) decline in net investment income.

      Total operating expenses decreased $558,000 or 4% largely due to a series of cost saving technology initiatives related to processing activity.

      The company's Government e-Management Solutions, Inc. (GEMS) subsidiary posted a decline of $695,000 (38%) in revenues compared to the year-earlier period. A sluggish marketplace contributed to the poor result. The subsidiary continues to receive positive feedback from prospects and customers on its enhanced product line and sales activity is expected to improve during the second half of the year.

      Other variances in operating results from the current period to the same period in 2003 include a $150,000 loan loss provision which reflects the assessment of risk in the growing loan portfolio and a decrease in effective income tax rates from 32% to 28% resulting from the purchase of additional municipal securities.

      "We continue to be excited with the growth in customers and volume through our utility and freight invoice processing divisions. National freight volume continues to expand, and a firming interest rate environment should boost results from lending and investing," said Lawrence A. Collett, Cass chief executive officer and chairman. "While revenues from government software operations were weak, we believe they can return to prior levels. Overall, we will continue to focus on expanding our information processing capabilities and activities."

Six-Month 2004 Results

      For the six-month period ended June 30, 2004, the company generated $.95 fully diluted earnings per share, a 6% decrease from the $1.01 fully diluted earnings per share reported for the six months ended June 30, 2003. Net income for the first half of 2004 was $3,547,000, compared to $3,757,000 in 2003. Total revenues were down $1,212,000 (4%) compared to the same period of 2003, primarily reflecting the decrease in software revenue. Operating expenses also declined $853,000 (3%). Net profits for the first half of 2004 generated from the company's core businesses of information processing and banking increased $893,000 or 24% over the same period in 2003.

                      Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except share and per share data) for the periods ended June 30, 2004 and 2003.

                                           Quarter          Quarter        Six Months       Six Months
                                            Ended            Ended           Ended            Ended
                                           6/30/04          6/30/03         6/30/04          6/30/03
Transportation Invoice Volume                 5,921            5,810           11,350           11,476

Transportation Dollar Volume             $2,416,168       $2,154,256       $4,637,814       $4,208,168

Utility Transaction Volume                    1,286            1,116            2,570            2,149

Utility Dollar Volume                    $  895,730       $  788,714       $1,830,091       $1,614,075

Payment and Processing Fees              $    7,621       $    6,870       $   15,219       $   13,839
Software Revenue                              1,134            1,829            2,313            3,607
Net Investment Income                         6,324            6,485           12,697           13,074
Gain on Sale of Debt Securities                  --            1,362              441            1,362
Other                                           607              601            1,156            1,156
                                         ----------       ----------       ----------       ----------
     Total Revenues                      $   15,686       $   17,147       $   31,826       $   33,038

Salaries and Benefits                    $    9,301       $    9,400       $   18,458       $   18,752
Occupancy                                       436              457              894              893
Equipment                                       986            1,121            2,011            2,282
Other                                         2,590            2,893            5,432            5,721
                                         ----------       ----------       ----------       ----------
     Total Operating Expenses            $   13,313       $   13,871       $   26,795       $   27,648

Income before Income Taxes               $    2,373       $    3,276       $    5,031       $    5,390

Provision for Income Taxes               $      673       $    1,037       $    1,484       $    1,633

Net Income                               $    1,700       $    2,239       $    3,547       $    3,757

Average Earning Assets                   $  627,453       $  534,810       $  613,338       $  534,564

Net Interest Margin                            4.33%            5.02%            4.45%            5.15%

Allowance for Loan Losses to Loans             1.24%            1.22%            1.24%            1.22%

Non-performing Loans to Total Loans             .73%             .39%             .73%             .39%

Net Loan Charge-offs to Loans                    --               --               --               --

Provision for Loan Losses                $      150       $       --       $      350       $       90

Non-performing Loans                     $    3,467       $    1,727       $    3,467       $    1,727

Basic Earnings per Share                 $      .47       $      .61       $      .97       $     1.02

Diluted Earnings per Share               $      .45       $      .60       $      .95       $     1.01

About Cass Information Systems

      Cass has been a leading provider of payables services and information support systems to companies throughout North America since 1956. The company pays over $12 billion annually in freight and utility invoices on behalf of its customers from processing centers in St. Louis, Mo., Columbus, Ohio and Boston, Mass. The support of its bank subsidiary, Cass Commercial Bank, founded in 1906, makes the company unique in the industry.

Note to Investors

      Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company's actual results, see the company's annual report on Form 10-K for the year ended December 31, 2003.